Exhibit 4.6



            FOURTH AMENDMENT TO RIGHTS AGREEMENT


     The Rights Agreement dated as of April 17, 1995 between Devon Energy Corporation and BankBoston, N.A. (formerly, The First National Bank of Boston (Massachusetts)), as amended to date, is hereby further amended as of May 19, 1999 as follows:

1.   The Rights Agreement is hereby amended to add a new
Section 34 as follows:

          Section 34.  PennzEnergy Exclusion.
          Notwithstanding anything in this Agreement to the contrary, (i) none of PennzEnergy Company or any of its Affiliates or Associates shall be deemed an Acquiring Person and no Stock Acquisition Date shall be deemed to have occurred as result of any of the PennzEnergy Transaction Agreements (as defined below) or any of the transactions contemplated thereby and (ii) the Rights shall expire, and "Final Expiration Date" shall be deemed to be the time immediately prior to the Effective Time (as defined in the Merger Agreement (as defined below)).. As used herein, "PennzEnergy Transaction Agreements" means (i) the Agreement and Plan of Merger, dated as of May 19, 1999 (the "Merger Agreement"), by and among the Company, a wholly-owned subsidiary of the Company and PennzEnergy Company; (ii) the Stock Option Agreements (as defined in the Merger Agreement); and (iii) any other agreement between or among the Company and PennzEnergy Company and/or any of their respective subsidiaries entered into in connection with the Merger Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the 19th day of May, 1999.

                         DEVON ENERGY CORPORATION


                         By:  /s/ J. Larry Nichols
                              J. Larry Nichols
                              President and Chief Executive
                              Officer


ATTEST:


/s/ Marian J. Moon
Marian J. Moon
Secretary


                         BANKBOSTON, N.A. (formerly,
                         THE FIRST NATIONAL BANK OF
                         BOSTON (MASSACHUSETTS))


                         By:/s/ Katherine Anderson
                            Administration Manager


ATTEST:


/s/ Amy Toland
Administration Manager